Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

January 7, 2013

Huntington Bancshares Incorporated

41 South High Street

Columbus, Ohio 43287

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Huntington Bancshares Incorporated, a Maryland corporation (“Huntington”), in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 9,767,032 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company (the “Shares”) to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of October 9, 2013, by and between Huntington and Camco Financial Corporation, an Ohio corporation (“Camco”).

In rendering this opinion, we have examined the Registration Statement, the Merger Agreement and such corporate records, other documents and matters of law as we have deemed necessary or appropriate. In rendering this opinion, we have relied, with your consent, upon oral and written representations of officers of Huntington and certificates of officers of Huntington and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity of certified copies submitted to us with the original documents to which such certified copies relate and the legal capacity of all individuals executing any of the foregoing documents.

This opinion is limited to the Maryland General Corporation Law, including all applicable Maryland statutory provisions and reported judicial decisions interpreting these laws, as in effect on the date hereof.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares are or will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective by order of the Commission and if and when the Shares have been issued upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the references to our name therein, as well as under the heading “Legal Opinions” in the related prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz